SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

AMENDMENT NO. 13 TO REGISTRATION STATEMENT ON

FORM 8-A (FILE No. 0-25566)

ASML Holding N.V.

(Exact name of Registrant as specified in its Charter)

The Netherlands	None
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

De Run 6501, 5504 DR Veldhoven, The Netherlands

(Address of principal executive office)

If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Ordinary Shares, nominal value EUR 0.09 per share	The Nasdaq Stock Market LLC
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the ordinary shares, nominal value Euro 0.09 per share (the “Ordinary Shares”), of ASML Holding N.V. (the “Company”). On September 7, 2012, the Extraordinary General Meeting of Shareholders of the Company approved amendments to the Company’s articles of association to effect a synthetic share buyback, which resulted in the repayment of Euro 9.18 per Ordinary Share and the 77 for 100 consolidation of all outstanding ordinary shares of the Company effective November 26, 2012.

The amendments reduced the number of authorized Ordinary Shares to 699,999,000, added a class of ordinary shares with a nominal value of Euro 0.01 per share (the “Ordinary Shares B”) and authorized the issuance of 9,000 of such Ordinary Shares B. Through a series of amendments to the articles of association, the par value of the Ordinary Shares was increased and thereafter decreased in order to permit a capital distribution of EUR 9.18 per Ordinary Share under Dutch law.

The amendments also changed the method of counting shareholder votes to address the differing nominal values of the Ordinary Shares, Preference Shares and Ordinary Shares B. Under the amended articles of association, the number of votes a shareholder has is equal to the multiple of one eurocent included in the aggregate nominal value of the shares held by such shareholder.

The amendments also set forth the rights of holders of fractional shares and Ordinary Shares B (the “Fractional Shares”). Fractional Shares may be converted, at the shareholder’s request made before July 31, 2013, into Ordinary Shares B. Where a shareholder holds Fractional Shares for which the total Fractional Shares constitutes one Ordinary Share, such Fractional Shares will be automatically converted into one Ordinary Share. Where a shareholder holds nine Ordinary Shares B, such shareholder may elect to convert such nine Ordinary Shares B into one Ordinary Share.

These amendments became effective on November 26, 2012. An unofficial English translation of the Amended and Restated Articles of Association, dated November 24, 2012, is set forth in Exhibit 1.1 hereto.

Item 2. Exhibits

1.1	Unofficial English Translation of the Amended and Restated Articles of Association, dated November 24, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

ASML Holding N.V. (Registrant)

Date: February 8, 2013	By:	/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink Executive Vice President Chief Financial Officer

Exhibit Index

Exhibit	Description

1.1	Unofficial English Translation of the Amended Articles of Association and Restated Articles of Association, dated November 24, 2012